UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1 )*

                            EMPIRE OF CAROLINA, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, par value $.10 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  292007-10-1
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                            Richard M. Hoffman, Esq.
                      Rubin Baum Levin Constant & Friedman
                        30 Rockefeller Plaza, 29th Floor
                            New York, New York 10112
                                 (212) 698-7700
--------------------------------------------------------------------------------
   (Name, Address and Telephone Number of Person Authorized to Receive Notices
                              and Communications)

                                 June 18, 1997
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

In the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

Note: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D
---------------------                                         ------------------
CUSIP NO. 292007-10-1                                         Page 2 of 7 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      EMP Associates LLC (Taxpayer ID No. 13-3951570)

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                 a.  |_|
                                                                        b.  |_|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      OO  See Item 3
--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                          |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      State of Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               3,266,988
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        3,266,988
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      3,266,988 shares of Common Stock, consisting of (i) 1,266,988 shares issuable upon exercise of warrants and (ii) 2,000,000 shares issuable upon conversion of Series A Preferred Stock
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      29.92%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------                                         ------------------
CUSIP NO. 292007-10-1                                         Page 3 of 7 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      EMP Management LLC (Taxpayer ID No. 13-3951571)

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                 a.  |_|
                                                                        b.  |_|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      OO  See Item 3
--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                          |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      State of Delaware
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               3,266,988
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        3,266,988
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      3,266,988 shares of Common Stock, consisting of (i) 1,266,988 shares issuable upon exercise of warrants and (ii) 2,000,000 shares issuable upon conversion of Series A Preferred Stock
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      29.92%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      OO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------                                         ------------------
CUSIP NO. 292007-10-1                                         Page 4 of 7 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      Pellinore Securities Corp. (Taxpayer ID No. 13-3470809)

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                 a.  |_|
                                                                        b.  |_|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      OO  See Item 3
--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                          |_|

--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      State of New York
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               112,754
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        112,754
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      112,754 shares of Common Stock issuable upon exercise of warrants
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      1.45%
--------------------------------------------------------------------------------
14    Type of Reporting Person*

      co
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                                  SCHEDULE 13D
---------------------                                         ------------------
CUSIP NO. 292007-10-1                                         Page 5 of 7 Pages
---------------------                                         ------------------

--------------------------------------------------------------------------------
1     Name of Reporting Person
      S.S. or I.R.S. Identification No. of Above Person

      J. Richard Messina (Social Security No. 133420156)

--------------------------------------------------------------------------------
2     Check the Appropriate Box If a Member of a Group*                 a.  |_|
                                                                        b.  |_|

--------------------------------------------------------------------------------
3     SEC Use Only

--------------------------------------------------------------------------------
4     Source of Funds*

      OO  See Item 3
--------------------------------------------------------------------------------
5     Check Box If Disclosure of Legal Proceedings Is Required Pursuant to Item
      2(d) or 2(e)                                                          |_|


--------------------------------------------------------------------------------
6     Citizenship or Place of Organization

      United States
--------------------------------------------------------------------------------
                  7     Sole Voting Power
  Number of
   Shares               3,379,742
Beneficially            --------------------------------------------------------
  Owned By        8     Shared Voting Power
    Each
  Reporting             0
   Person               --------------------------------------------------------
    With          9     Sole Dispositive Power

                        3,379,742
                        --------------------------------------------------------
                  10    Shared Dispositive Power

                        0
--------------------------------------------------------------------------------
11    Aggregate Amount Beneficially Owned by Each Reporting Person

      3,379,742 shares of Common Stock, consisting of (i) 1,379,742 shares issuable upon exercise of warrants and (ii) 2,000,000 shares issuable upon conversion of shares of Series A Preferred Stock
--------------------------------------------------------------------------------
12    Check Box If the Aggregate Amount in Row (11) Excludes Certain Shares* |_|


--------------------------------------------------------------------------------
13    Percent of Class Represented By Amount in Row (11)

      30.63%

--------------------------------------------------------------------------------
14    Type of Reporting Person*

      IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE AND THE SIGNATURE ATTESTATION.

                          Schedule 13D Amendment No. 1
                            Empire of Carolina, Inc.

      This Amendment No. 1 amends the Statement on Schedule 13D filed on July 1, 1997 (the "Original Schedule 13D") by EMP Associates LLC ("EMP Associates"), EMP Management LLC ("EMP Management"), Pellinore Securities Corp. ("Pellinore") and
J. Richard Messina ("Messina" and, collectively with EMP Associates, EMP Management and Pellinore, the "Reporting Persons") relating to the common stock, par value $.10 per share (the "Common Stock"), of Empire of Carolina, Inc., a Delaware corporation (the "Issuer"). The sole purpose of the Amendment is to correct a typographical error in the number of shares of Common Stock stated to be issuable upon conversion of the shares of Series A Preferred Stock of the Issuer held by the Reporting Persons and the resulting calculation of the number of shares and percentage of Common Stock beneficially owned by the Reporting Persons. There has been no change in the Reporting Persons' ownership of securities of the Issuer since the date of the Original Schedule 13D. The Issuer's principal executive offices are located at 5150 Linton Boulevard, Delray Beach, Florida 33484.

Item 3. Source and Amount of Funds and Other Consideration.

      Item 3 is amended to correct the references (A) in clause (i) of the first paragraph thereof and clause (i) of the third paragraph thereof to the number of shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock of the Issuer beneficially owned by the Reporting Persons from 200,000 to 2,000,000; and (B) in clause (iii) of the first paragraph thereof to the number of shares of Common Stock beneficially owned by Messina from 1,579,742 to 3,379,742.

Item 5. Interest in Securities of the Issuer.

      Item 5 is amended to correct the reference in paragraphs (a) and (b) thereof to the number of shares of Common Stock beneficially owned by the

Reporting Persons in the aggregate from 1,579,742 to 3,379,742 and to the number of shares of Common Stock beneficially owned by EMP Associates to 3,266,988 from 1,466,988.

                                   SIGNATURES

      After reasonable inquiry and to the best of the undersigned's knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: September 17, 1997

                                 EMP ASSOCIATES LLC
                                 By EMP Management LLC,
                                    Managing Member


                                 By:
                                     -----------------------------
                                     J. Richard Messina
                                     Manager

                                 EMP MANAGEMENT LLC


                                 By:
                                     -----------------------------
                                     J. Richard Messina, Manager

                                 PELLINORE SECURITIES CORP.


                                 By:
                                     J. Richard Messina, President
                                     -----------------------------


                                     -----------------------------
                                     J. RICHARD MESSINA